Morgan, Lewis & Bockius LLP
                                                              Counsellors At Law




December 16, 2004



Cytogen Corporation
650 College Road East, Suite 3100
Princeton, NJ 08540


Re:     Cytogen Corporation
        Registration Statement on Form S-8 relating to the Cytogen Corporation 2004 Stock Incentive Plan;
        Cytogen Corporation 2004 Non-Employee Director Stock Incentive Plan; and Warrant Agreement Relating to Consulting Services


Ladies and Gentlemen:

We have acted as counsel to Cytogen Corporation, a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "SEC"). The Registration Statement relates to an aggregate of 1,625,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), consisting of (i) 1,200,000 shares of Common Stock issuable under the Cytogen Corporation 2004 Stock Incentive Plan (the "Stock Incentive Plan"), (ii) an aggregate of 375,000 shares of Common Stock issuable under the Cytogen Corporation 2004 Non-Employee Director Stock Incentive Plan (the "Non-Employee Director Stock Incentive Plan"), and (iii) 50,000 shares of Common Stock issuable upon exercise of a Warrant Agreement, dated June 10, 2003, between the Company and Howard Soule, Ph.D., and granted by the Company to Dr. Soule in consideration for the provision of certain bona fide consulting services (the "Warrant").

In  connection  with this opinion  letter,  we have  examined  the  Registration
Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and Bylaws of the Company, the Stock Incentive Plan, the Non-Employee Director Stock Incentive Plan, the Warrant and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares to be originally issued by the Company to participants under the Stock Incentive Plan, the Non-Employee Director Stock Incentive Plan and the Warrant have been duly authorized by the Company and, when issued and delivered by the Company to participants under the Stock Incentive Plan, the Non-Employee Director Stock Incentive Plan or the

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Cytogen Corporation
December 16, 2004
Page 2


Warrant in accordance with the terms of the Stock Incentive Plan, the Non-Employee Director Stock Incentive Plan or the Warrant, as the case may be, will be validly issued, fully paid and non-assessable.

The opinions  expressed herein are limited to the Delaware  General  Corporation
Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP